Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: +1-704-275-9113
E: IR@AltisourceAMC.com

Altisource Asset Management Corporation Reports Completion of Previously Announced Termination of Asset Management Agreement with Front Yard Residential Corporation

CHRISTIANSTED, U.S. Virgin Islands, January 6, 2021 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) is pleased to announce that the Company has completed the previously announced transition contemplated by the Termination and Transition Agreement, dated August 13, 2020 (the “Termination Agreement”), by and among Front Yard Residential Corporation (“Front Yard”), Front Yard Residential L.P. and AAMC.

Transaction Highlights

•AAMC was paid by Front Yard an aggregate termination fee of $46,000,000, of which $30,000,000 was paid to AAMC in cash and $16,000,000 was paid to AAMC in Front Yard’s common stock.

•AAMC transferred the equity of the Company’s Indian subsidiary, the equity interests of the Company’s Cayman Islands subsidiary, and certain other assets used in connection with the operation of Front Yard’s business to Front Yard for aggregate consideration of the equity interests in Front Yard’s Indian subsidiary and $8,200,000, of which $3,200,000 was paid to AAMC in cash and $5,000,000 was paid to AAMC in Front Yard’s common stock.

•The announced sale of Front Yard at $16.25 per share is expected to provide liquidity for the 1,624,465 shares of Front Yard stock that AAMC purchased at an average cost of $12.68 per share.

“2020 has been a transitional year for AAMC. We have completed this transaction on-time and effectively for both Front Yard and AAMC. This termination has provided us the opportunity to quickly right-size and optimize our operational footprint while significantly reducing our overhead costs. We have retained key personnel that developed and implemented successful non-performing loan and single-family rental equity investment strategies for AAMC's stakeholders and are now focused on our asset-based lending strategy at this juncture in the economic cycle. With the termination complete, we are solely focused on our new lines of business and generating positive cash flow to increase value for our shareholders,” stated Indroneel Chatterjee, Chief Executive Officer of AAMC.

Management Changes

In connection with the completion of the Termination and Transition Agreement, Altisource Asset Management Corporation has accepted resignation letters from George G. Ellison, Robin N. Lowe, and Stephen H. Gray.

•In accordance with the resignation letter entered by George G. Ellison and the Company, dated August 13, 2020, Mr. Ellison resigned as Co-Chief Executive Officer of AAMC. Following the resignation of Mr. Ellison, Indroneel Chatterjee remained as the sole Chief Executive Officer of AAMC.

•In connection with the Termination Agreement, Robin N. Lowe resigned as Chief Financial Officer of AAMC. Pursuant to the terms of his Agreement, Mr. Lowe resigned as an officer and employee of the Company effective at the close of business on December 31, 2020.

•Also, in connection with the termination of the AMA, Stephen H. Gray resigned as General Counsel and Secretary of AAMC. Pursuant to his resignation letter, Mr. Gray resigned as an officer and employee of the Company effective at the close of business on December 31, 2020.

Appointment of New CFO

Effective January 1, 2021, the Board of Directors of AAMC promoted Chris Moltke-Hansen to Chief Financial Officer of the Company. He will be responsible for overseeing all financial aspects of the company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury, and investor relations functions.

“I am pleased to announce Chris’s promotion from Managing Director to CFO, and welcome him to our Executive Leadership Team,” said Indroneel Chatterjee, Chairman and Chief Executive Officer. “Chris’s experience in leading financial operations, as well as driving operational change and strategic growth is expected to make an immediate impact as we position AAMC for disciplined growth.”

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: our ability to implement our business strategy; our ability to retain and recruit key employees; our ability to develop and implement new businesses or, to the extent such businesses are developed, our ability to make them successful or sustain the performance of any such businesses; our ability to build, retain and maintain our strategic relationships; our ability to obtain additional asset management clients; the potential for the COVID-19 pandemic to adversely affect our business, financial position, operations, business prospects, customers, employees and third-party service providers; our ability to effectively compete with our competitors; Front Yard's ability to complete its announced merger transaction, which could affect the value of the shares of Front Yard held by us; the failure of our service providers to effectively perform their obligations under their agreements with us; developments in the litigations regarding AAMC's redemption obligations under the Certificate of Designations of its Series A Convertible Preferred Stock (the “Series A Shares”), including AAMC's ability to obtain declaratory relief confirming that AAMC was not obligated to redeem any of the Series A Shares on the March 15, 2020 redemption date since AAMC did not have funds legally available to redeem all, but not less than all, of the Series A Shares requested to be redeemed on that redemption date; general economic and market conditions; governmental regulations, taxes and policies and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.